Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Intermedia Cloud Communications, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(o)	—	—	$100,000,000	$92.70 per $1,000,000.00	$9,270
	Total Offering Amounts					$100,000,000		$9,270
	Total Fees Previously Paid							$39,944(2)
	Total Fee Offsets							—
	Net Fee Due							$0

(1)

Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes the aggregate offering price of shares of common stock subject to the underwriters’ option to purchase additional shares from the selling shareholder.

(2)

$10,910 was previously paid in connection with the previous filing of this Registration Statement on February 26, 2021. Additionally, $29,034 was paid in connection with the previous filing of this Registration Statement on March 23, 2021.